PLUMA, INC.

                           SENIOR EXECUTIVE BONUS PLAN

I.       ADMINISTRATION
         The Company's Senior Executive Bonus Plan ("Bonus Plan") shall be administered by the Company's Compensation Committee, and may be altered or amended as agreed to by the members of the Compensation Committee.

II.      THE BONUS PLAN
         A.       TIERS/PARTICIPANTS
                  The Bonus Plan shall consist of at least two tiers and more tiers may be added at the discretion of the Compensation Committee. Participants are selected and placed in the appropriate tier at the discretion of the Compensation Committee. Selection is based upon the level of responsibility, past performance with the Company and possible impact on Company profitability as a result of the participant's position with Company.

         B.       THE BONUS POOL
                  The "Bonus Pool" available for distribution is determined by reference to the Company's fiscal year end pre-tax income before bonuses are paid under the Bonus Plan, as adjusted by adding back to such pre-tax income the Participant's base salary paid for the year for which bonuses are calculated. The Bonus Pool is equal to the amount of the Compensation Pool less the sum of all base salaries paid to the Participants for the year in which bonuses are calculated.

                  The Compensation Committee allocates the Bonus Pool between the tiers in a discretionary manner, with consideration given to the number of Participants in each tier as determined in the sole discretion of the Compensation Committee. In addition, the Compensation Committee and the Board may grant to the tier 1 Participants an extraordinary bonus ("Bonus Percentage") equal to a percentage (as determined by the Compensation Committee) of any annual pre-tax profits earned in excess of a pre-determined pre-tax profit level (the "Profit Target"). The Bonus Percentage shall be determined annually at the discretion of the Compensation Committee. The Profit Target is determined in the early part of each fiscal year at the discretion of the Compensation Committee.

         C.       EXTRAORDINARY ITEMS
                  The Compensation Committee is allowed discretion to consider or disregard extraordinary items, usually of a one-time nature, that might either increase or decrease the amount of the Compensation Pool.